Exhibit 99.(A)(5)(iii)
News Release
Contact Information:
Investors:
Steven Moore
408-200-9221
smoore@pixelworks.com
Pixelworks Announces Final Results of its
“Modified Dutch Auction” Tender Offer
TUALATIN, Ore., March 5, 2008 — Pixelworks, Inc. (NASDAQ: PXLW), an innovative provider of powerful video and pixel processing technology, today announced the final results of its “Modified Dutch Auction” tender offer for a portion of its outstanding 1.75% convertible subordinated debentures due 2024. The tender offer expired at 5:00 p.m., New York City time, on Thursday, February 28, 2008.
Pixelworks has accepted for purchase approximately $50,248,000 aggregate principal amount of its convertible debentures at a purchase price of $740 per $1,000 principal amount plus accrued and unpaid interest up to, but not including, the date of purchase for a total cost of approximately $37,449,764. Of the $50,248,000 aggregate principal amount of convertible debentures accepted for purchase, $248,000 were accepted pursuant to Pixelworks’ right to purchase up to an additional 2% of the outstanding convertible debentures without extending the tender offer in accordance with applicable federal securities laws.
In total, approximately $77,729,000 aggregate principal amount of convertible debentures were properly tendered and not withdrawn in the tender offer.
All convertible debentures properly tendered at or below the final purchase price of $740 per $1,000 principal amount have been accepted for purchase. All convertible debentures tendered at prices above $740 per $1,000 principal amount will be returned promptly to convertible debenture holders.
The aggregate principal amount of convertible debentures that Pixelworks accepted for purchase in the tender offer represents approximately 35.9% of the $140,000,000 aggregate principal amount of convertible debentures outstanding prior to the purchase of the convertible debentures in the tender offer.
The dealer manager for the tender offer is Thomas Weisel Partners LLC. The information agent for the tender offer is Laurel Hill Advisory Group, and the depositary is

Mellon Investor Services LLC. All inquiries about the tender offer should be directed to the information agent at (800) 555-3858. Banks and brokers may call (516) 933-3100.
About Pixelworks, Inc.
Pixelworks, headquartered in Tualatin, Oregon, is an innovative provider of powerful video and pixel processing technology for manufacturers of digital projectors and flat panel display products. Pixelworks’ flexible design architecture enables our unique technology to produce outstanding image quality in our customers’ display products in a range of solutions including system-on-chip ICs, co-processor and discrete ICs. At design centers in Shanghai and San Jose, Pixelworks engineers relentlessly push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide.
Pixelworks® and the Pixelworks logo® are trademarks of Pixelworks, Inc.
Forward-Looking Statements
Forward-looking statements in this release are based on current expectations. These statements are not guarantees of future events or results. Future events and results involve some risks, uncertainties and assumptions that are difficult to predict. Actual events and results could vary materially from the description contained herein due to many factors including changes in the market and price for the Company’s securities; changes in the Company’s business and financial condition; changes in the debt markets in general; and other risks identified in the risk factors listed from time to time in the Company’s Securities and Exchange Commission filings.
The forward-looking statements we make today, speak as of today, and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today, except as required by law. Please refer to our Schedule TO-I filed on January 29, 2008 and our Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent SEC filings for a description of factors and conditions that could cause actual events and results to differ materially from those described here.
Tender Offer Statement
This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell, any securities.